Exhibit 10.25

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain identified information marked with [*****] has been excluded from the exhibit because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

Employee Service Agreement

Gelteq Ltd

and

Dr Paul Wynne

Table of Contents

1.	Parties	4

2.	Purpose and Intent	4

3.	Definitions and interpretation	4

4.	Appointment	8

5.	Employee’s duties	8

6.	Location and Travel	9

7.	Total Remuneration Cost	9

8.	Company Property	11

9.	Superannuation	11

10.	Other entitlements	11

11.	Annual Leave	12

12.	Personal Leave	13

13.	Compassionate Leave	14

14.	Parental Leave	14

15.	Community Service Leave	14

16.	Jury Service	14

17.	Long Service Leave	14

18.	Public Holidays	14

19.	National Employment Standards	14

20.	Intellectual Property	14

21.	Moral rights	16

22.	Media contact	16

23.	Warranties	16

24.	Confidentiality	18

25.	Exclusive Employment and Restraint	20

26.	Termination	22

27.	Assignment	24

28.	I.T. Access, Mobile Phone and Email Use	25

29.	Amendment	25

30.	Waiver	25

31.	Approval or consent	25

32.	Counterparts	25

33.	Additional obligations	25

34.	Operation and Severability	26

35.	Further Steps	26

36.	Entire agreement	26

37.	Governing law and jurisdiction	26

Signing Page		27

Dated: 4 October 2024

1.	Parties

Gelteq Ltd (Company)

641 Glenhuntly Rd

Caulfield VIC 3162

and

Dr Paul Wynne (Employee)

2.	Purpose and Intent

The Employee is employed by the Company to perform the role set out in Item 1 of the Schedule (Position).

The Company and the Employee have agreed to enter into this agreement to set out the terms and conditions of the Employee’s employment.

The parties agree:

3.	Definitions and interpretation

3.1	Definitions

In this agreement:

Associated Entity has the meaning given in section 50AAA of the Corporations Act.

Board means the Board of Directors of the Company as constituted from time to time.

Business means the business carried on by the Company, namely the business of developing and commercializing white label gel-based delivery solutions for prescription drugs, nutraceuticals, pet care and other products.

Business Day means a working-week day, i.e. a day that is not a Saturday, Sunday or public holiday in the State where the Employee is based.

CEO means the Chief Executive Officer of the Company.

Client means:

(a)	any client of the Company with whom the Employee had direct business dealings during the last 12 months of the Employee’s employment;

(b)	a prospective client with whom the Company has held discussions, with a view to securing its business, and with whom the Employee had direct business dealings during the last 6 months of the Employee’s employment.

Commencement Date means the date set out in Item 2 of the Schedule or any other date that the parties agree in writing.

Company may also refer to the Group or a member of the Group.

Confidential Information means all Information designated as confidential by the Company and disclosed to or acquired by the Employee before or after the date of this agreement, whether by oral, written or electronic means, but does not include Information that:

(a)	the Employee can prove was in their lawful possession before the Company had any dealings with the Employee or was independently generated by the Employee or on their own behalf;

(b)	is in the public domain, otherwise than as a result of a breach of obligation of confidentiality owed to the Company; or

(c)	was legally and properly obtained by the Employee from any other source without restriction on further disclosure.

Corporations Act means the Corporations Act 2001 (Cth).

Documentation means any document or material regardless of the form that contains, refers to or stores Information.

Duties includes the duties and responsibilities of the Position as set out in Item 3 of the Schedule or as determined by the Company from time to time.

Engage in or engaged means to participate, assist or otherwise be directly or indirectly involved, concerned or interested as a corporate member, shareholder, unit holder, director, consultant, adviser, contractor, principal, agent, manager, Employee, beneficiary, partner, practitioner, associate trustee, investor, financier, fiduciary or in any other capacity.

FBT means Fringe Benefits Tax imposed under the Fringe Benefits Tax Assessment Act 1986 (Cth) as in place from time to time.

Group means:

(a)	the Company;

(b)	any Related Body Corporate or Associated Entity of the Company; and

(c)	any entity in which the Company or any of its Related Bodies Corporate has a direct or indirect interest (including through a trusteeship).

Information means information regardless of form relating to or developed in connection with the Company, the Group or the Business including financial affairs, projections, forecasts, accounts, prospects, strategies, business plans, processes and system functionality, operations, inventory, assets, liabilities, market intelligence, customers, employees, suppliers, contracts, products, recipes, formulations, intellectual property, trade secrets, know-how and sales information.

Immediate Family means:

(a)	the spouse (including former spouse), de facto partner (including former de facto partner), child, parent, grandparent, grandchild or sibling of the Employee; or

(b)	the child, parent, grandparent, grandchild or sibling of the spouse or de facto partner of the Employee.

Intellectual Property includes trademarks, copyright, patents, designs, whether existing now or in the future and whether or not registered or registrable and includes any rights subsisting in or relating to trade secrets, know how, inventions, discoveries, geographical indications of origin, circuit layouts, programming tools, object code, source code, methods, techniques, formulae, algorithms, modules, libraries and databases and includes the right to apply for the registration or grant of any intellectual property.

National Employment Standards means the minimum employment terms and conditions contained in Part 2-2 of the Fair Work Act 2009 (Cth).

Personnel means:

(a)	any consultant or contractor to the Company with whom the Employee had business dealings during the last 12 months of the Employee’s employment;

(b)	any employee of the Company with whom the Employee had business dealings during the last 12 months of the Employee’s employment.

R&D means Research and Development

Related Body Corporate has the meaning given in section 50 of the Corporations Act.

Restraint Area means the area of:

(a)	Australia and New Zealand;

(b)	Australia;

(c)	each State and Territory in Australia in which the Employee had business dealings regarding the Company during the last 12 months of their employment;

(d)	the State where the Employee was based as at the date of cessation of their employment;

(e)	a radius of 50km from the location at which the Employee was based as at the date of cessation of their employment.

Restraint Period means the period from the date of this agreement until:

(a)	18 months after the cessation of the Employee’s employment;

(b)	12 months after the cessation of the Employee’s employment;

(c)	6 months after the cessation of the Employee’s employment;

(d)	3 months after the cessation of the Employee’s employment.

Restricted Business means any business, company, firm, entity or endeavour that substantially competes with, or is engaged in activities that are the same as, or similar to, the activities of the Company, the Business or a Group Company.

Salary means the principal cash component of the Total Remuneration Cost which is regularly paid to the Employee under this agreement.

Similar Role means any of the following:

(a)	Chief Executive Officer;

(b)	Chief Operating Officer;

(c)	Chief Scientific Officer;

(d)	a role, the performance of which involves business dealings with a Client or a Supplier;

(e)	a role, the performance of which involves dealing with information which is the same as, or similar to, the Confidential Information;

(f)	a role which is the same as, or similar to, the Position.

Supplier means:

(a)	any supplier to the Company with whom the Employee had direct business dealings during the last 12 months of the Employee’s employment;

(b)	a prospective supplier with whom the Company has held discussions, with a view to securing a business relationship, and with whom the Employee had direct business dealings during the last 6 months of the Employee’s employment.

Total Remuneration Cost (TRC) means the annual rate of regular or fixed salary, superannuation contribution and other benefits paid to the Employee under this agreement, as set out in Item 4 of the Schedule. Where the Company incurs a Fringe Benefits Tax liability in relation to benefits provided to the Employee, that Fringe Benefits Tax forms part of the TRC.

Works means any literary or artistic work or other subject matter protected under the Copyright Act 1968 (Cth).

3.2	Interpretation

In this agreement, headings are inserted for convenience only and do not affect the interpretation of this agreement.

Further, unless the context otherwise requires:

(a)	the singular includes the plural and vice versa;

(b)	a gender includes the other gender;

(c)	if a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(d)	the meaning of general words is not limited by specific examples introduced by ‘i.e.’, ‘includes’, ‘including’, ‘for example’, ‘such as’ or similar expressions.

(e)	a reference to a document, including this agreement, is to the document or instrument as amended, varied, novated, supplemented or replaced from time to time;

(f)	a party includes the party’s successors and permitted transferees and assigns and if a party is an individual, includes executors and personal legal representatives;

(g)	a reference to a person includes an individual, a partnership, a corporation or other corporate body, a joint venture, a firm, a trust, an association (whether incorporated or not), a government and a statutory authority or agency;

(h)	a reference to a statute, code or other law includes any regulations and other instruments under them and consolidations, amendments, re-enactments or replacements of any of them;

(i)	all monetary amounts are in Australian dollars, unless otherwise stated and a reference to payment means payment in Australian dollars; and

(j)	if the day on or by which something must be done is not a Business Day, that thing must be done on the next Business Day.

4.	Appointment

The Company has appointed the Employee to the Position with responsibility for the Duties and will continue to employ the Employee until whenever the Employee’s employment is terminated under clause 26 of this agreement.

5.	Employee’s duties

5.1	Employee’s obligations

The Employee must:

(a)	undertake the Duties;

(b)	exercise the powers, authorities and discretions appropriate to the roles and responsibilities that the Company, CEO, or the Board may from time to time delegate, including working in any additional capacities or working within another organisation in the Group;

(c)	conform to, observe and comply with the directions, restrictions and regulations of the Company made, given or authorised by the CEO from time to time;

(d)	faithfully serve the Company and use their best endeavours to promote the interests and reputation of the Company and the Group;

(e)	devote the whole of their time and abilities during normal working hours and other times as may be reasonably necessary for the proper performance of the Duties;

(f)	comply with the Company’s policies and procedures, including policies relating to occupational health and safety, email/internet use, diversity and equal opportunity, sexual harassment and anti-discrimination, as communicated by the Company from time to time. Notwithstanding, the Company’s policies and procedures do not form part of this agreement;

(g)	comply with those policies and procedures of third parties that the Company is bound to comply with as communicated by the Company from time to time;

(h)	not, without prior written consent of the Company, accept any appointment as a director or other officer of any company, committee or not-for-profit organisation; and

(i)	comply with all legal obligations to the Company that arise under the Corporations Act, common law and any other relevant legislation, ministerial directions and standards issued by government or other relevant authority that applies to the Company.

5.2	Reporting

The Employee will report directly to the CEO.

5.3	Hours

The Employee’s ordinary hours of work will be 40 hours per week to be performed during the Company’s usual office hours, plus any reasonable additional hours necessary for the Employee to properly perform the Duties.

5.4	Continuing Employment

The employment of the Employee by the Company will continue to be subject to the terms and conditions of this Agreement, unless varied or replaced by an agreement in writing, despite any changes to the Position, Duties or Location.

6.	Location and Travel

6.1	Location

The Employee’s principal place of work is set out in Item 5 of the Schedule or any other location as determined by the Company from time to time.

6.2	Travel

(a)	The Employee may be required to undertake reasonable travel both interstate and overseas in order to complete the Duties. The Employee must not refuse a reasonable obligation or request to travel.

(b)	Travel and accommodation arrangements made by the Employee are subject to approval by the CEO.

7.	Total Remuneration Cost

7.1	Total Remuneration Cost

(a)	The Company will provide the Employee with the benefits outlined in Item 4 of the Schedule. These benefits constitute the Total Remuneration Cost (TRC).

(b)	The Company will pay the Employee the Salary component of the TRC fortnightly in arrears into a bank account nominated by the Employee.

(c)	The TRC includes all payments and benefits that the Company is legally obliged to provide, including the minimum statutory superannuation guarantee contribution.

7.2	High income guarantee

In accordance with section 330 of the Fair Work Act 2009 (Cth) (FW Act), this agreement constitutes an undertaking by the Company to pay the Employee a guarantee of annual earnings. As a result of this undertaking, if at any time the Employee’s employment becomes covered by a modern award, that modern award will not apply to the Employee for the period when the Employee’s TRC (less superannuation) exceeds the high income threshold.

7.3	TRC includes benefits

To the extent permitted by law, if any award or statutory entitlement requires the Company to provide the Employee with any benefit (including payment for each hour worked, annual leave loading, pay period specifications, overtime and/or penalty rates, allowances or other applicable conditions under any legislation, award, enterprise agreement or other industrial instrument) including superannuation, the Employee agrees that:

(a)	the TRC is specifically set off against, applied to and absorbs that benefit;

(b)	that benefit forms part of the TRC;

(c)	the TRC will not change; and

(d)	without reducing the TRC, the Company may vary the Salary to incorporate that benefit.

7.4	TRC includes hourly rate

The Employee acknowledges that the Salary component of the TRC includes an hourly rate of pay for each hour worked, including reasonable additional hours, that is equivalent to the necessary statutory minimum, and that it adequately compensates the Employee for all hours worked.

7.5	Structure of the TRC

The Employee may structure the TRC by agreement with the Company, including being able to salary-sacrifice an amount of salary, provided that the total cost to the Company of the TRC, inclusive of FBT, remains the same.

7.6	Fringe Benefits Tax

The Employee agrees that any FBT payable by the Company in relation to the Employee’s TRC will be deducted from any cash amounts to be paid to the Employee under the TRC. Any FBT would be discussed and agreed to with the Employee before it is charged.

7.7	Salary reviews

The Company will review the TRC, usually on an annual basis. There is no guarantee that the TRC will be increased.

7.8	Performance reviews

The Company will formally review the Employee’s performance annually based on criteria agreed between the Employee and the Company.

8.	Company Property

(a)	The Employee is required to take all reasonable care for the use of Company property (including but not limited to computers, ingredients, apparatuses, machinery and phones) and to protect any Company property in the Employee’s care.

(b)	If Company property is lost, damaged or stolen due to careless or irresponsible actions of the Employee, the Employee will be responsible for the costs of replacement or repair of the property.

9.	Superannuation

9.1	Company superannuation contributions

The Company will pay on the Employee’s behalf any superannuation contributions required to be paid under the Superannuation Guarantee Charge Act 1992 (Cth), the Superannuation Guarantee (Administration) Act 1992 (Cth) or any other Acts, Regulations or Ordinances that govern the payment of superannuation contributions for the Employee for the Employee up to the maximum contribution base. These superannuation contributions form part of the TRC and will be based on the Salary.

9.2	Employee superannuation contributions

Under clause 7.5, the Employee may make further individual superannuation contributions in addition to the superannuation contributions the Company will make on behalf of the Employee.

9.3	Superannuation scheme

Superannuation contributions for or by the Employee will be paid to a superannuation fund nominated by the Employee.

If the Employee does not nominate a fund, the Company will check the Australian Taxation Office records for the Employee’s most recently selected superannuation fund (known as a “stapled fund”) and superannuation contributions will be paid into that fund if permitted, until the Employee nominates otherwise. If the Employee does not nominate a fund, and there is no stapled fund, superannuation contributions will be paid to an eligible choice fund nominated by the Company.

10.	Other entitlements

10.1	Reimbursement of expenses

Following the production of appropriate receipts, the Company will reimburse the Employee for any reasonable travelling, accommodation and general expenses that the Employee incurs in performing the Duties, in accordance with the Company’s policies. These expenses would be ones approved in advance by the Employee’s manager.

10.2	Long Term Incentive

(a)	The Employee will be entitled to participate in a Long-Term Incentive in the Employer’s Equity Reward Plan (LTI):

(i)	as determined by or varied (including in respect of the form of any benefit provided to the Employee) at the discretion of the Board from time to time; and

(ii)	subject to:

A.	any key performance indicators determined by the Board;

B.	any approval required by the Employer’s shareholders; and

C.	any necessary Regulatory Consent.

(b)	Subject to clause 10.2(a)(ii), the Employee will be entitled to the issuance of performance (or service) rights with a face value equal to AUD$200,000 with a three- year vesting period conditional on meeting clause 10.2(a)(ii)A. These performance (or service) rights will be derived from the Company ESOP which will be established once the company is publicly listed. Any rights granted under this ESOP scheme will remain subject to the terms and conditions of the scheme.

11.	Annual Leave

11.1	Amount of leave

The Employee will be entitled to four weeks of annual leave for each year of service with the Company.

11.2	Accrual of leave

The Employee’s entitlement to annual leave accrues progressively during each year of service, and if not taken, accumulates from year to year.

11.3	Taking paid annual leave

(a)	Annual leave shall be taken by the Employee on a periodical basis, at a time and for a period agreed between the Employee and the Company.

(b)	All requests by the Employee to take annual leave must be authorised by the CEO.

11.4	Payment of annual leave

(a)	If the Employee takes a period of annual leave, the Company will pay the Employee what the Employee would have been paid had the Employee worked during the period of annual leave taken.

(b)	If, when the employment of the Employee ends, the Employee has a period of accrued annual leave, the Company will pay the Employee the amount that would have been payable to the Employee had the Employee taken that period of leave.

(c)	Annual leave loading is not payable.

11.5	Requirements to take paid annual leave

The Company may require the Employee to take a period of annual leave:

(a)	If the Company shuts down the office in which the Employee works for any reason, for example, the Christmas/New Year period. If the Employee does not have credited annual leave to cover the shut-down period, the Employee may be required to take unpaid leave; or

(b)	In accordance with applicable legislation.

12.	Personal Leave

12.1	Entitlement to paid personal/carer’s leave

(a)	The Employee is entitled to paid personal/carer’s leave:

(i)	Because the Employee is not fit for work because of an illness or injury affecting the Employee; or

(ii)	To provide care or support to a corporate member of the Employee’s Immediate Family, or a member of the Employee’s household, who requires care or support because of an:

a.	Illness or injury affecting the member; or

b.	Unexpected emergency affecting the member.

(b)	The Employee will be entitled to ten days of paid personal/carer’s leave for each year of service with the Company.

(c)	The Employee’s entitlement to take and accrue paid personal/carer’s leave is in accordance with the National Employment Standards or such statutory entitlements that exist from time to time.

(d)	Accrued but untaken paid personal/carer’s leave is not payable on the termination of the employment of the Employee.

(e)	The Employee may take unpaid carer’s leave in accordance with the National Employment Standards or such statutory entitlements that exist from time to time

12.2	Notice

(a)	In the event the Employee needs to take (or needed to take) personal/carer’s leave (paid or unpaid), the Employee must notify the Company as soon as practicable. The Employee should also provide the CEO with an indication of when the Employee expects to return to work.

(b)	The Company may require that the Employee submit a medical certificate or statutory declaration for any personal/carer’s leave that the Employee takes (paid or unpaid), in accordance with applicable legislation.

13.	Compassionate Leave

The Employee is entitled to compassionate leave in accordance with the National Employment Standards or such statutory entitlements that exist from time to time.

14.	Parental Leave

The Employee will be entitled to parental leave (maternity, paternity or adoption leave) in accordance with applicable legislation.

15.	Community Service Leave

The Employee will be entitled to community service leave in accordance with applicable legislation.

16.	Jury Service

(a)	The Employee will be entitled to leave for jury service in accordance with applicable legislation.

(b)	Where the Employee is required to attend for jury service (including attendance for jury selection) the Employee must notify the Company as soon as practicable of the expected absence and its likely duration.

17.	Long Service Leave

The Employee will be entitled to long service leave in accordance with applicable State legislation.

18.	Public Holidays

(a)	The Employee is entitled to all holidays gazetted as public holidays in Victoria without loss of pay where a public holiday falls on a day on which the Employee would normally be required to work.

(b)	Despite clause 18(a), the Company can request the Employee to work on a public holiday and the Employee may refuse the request if the request is not reasonable or the refusal is reasonable.

19.	National Employment Standards

Should any term of this agreement be less favourable to the Employee than the National Employment Standards, the latter will prevail over the term to the extent that the term is less favourable.

20.	Intellectual Property

(a)	For the purposes of this clause any reference to the Employer includes the customers and clients of the Employer and any Related Body Corporate of the Employer, whether past or present.

(b)	For the purpose of this clause, Works and Moral Rights have the meanings given to them in the Copyright Act 1968 (Cth).

(c)	All intellectual property rights (including all copyright, designs, trade marks and patents) of any nature in any designs, works, subject matter and any inventions created, developed or generated by the Employee:

i.	whether alone or with others (including the Employer’s other Employees, contractors or agents) for the use of the Employer;

ii.	without limiting the generality of clause 20.(c), during work hours, on the Employer’s premises or using the Employer’s resources (including Confidential Information);

iii.	without limiting the generality of clause 20.(c), and clause 20.(c)ii, in the course of the Employee’s employment;

iv.	together, Intellectual Property, will vest in the Employer upon creation and the Employee will have no claim to or interest of any nature in such Intellectual Property.

(d)	Without limiting the generality of clause 20.(c), the Employee presently assigns to the Employer all existing and future rights in all Intellectual Property developed for the position, developed while employed in the position. This excludes any Intellectual Property created in other roles, for other businesses.

(e)	The assignment in clause 20.(c) is:

i.	without restriction as to use or territory;

ii.	in perpetuity; and

iii.	effective without any further payment to the Employee, whether by way of royalty or otherwise, in consideration for the assignment.

(f)	The Employee must do all things:

i.	necessary to give effect to the assignment in clause 20.(c) including executing any further document required by the Employer; and

ii.	reasonably requested by the Employer to enable the Employer to assure further the Intellectual Property assigned pursuant to clauses 20.(c).

(g)	To the full extent permitted under Part IX of the Copyright Act 1968 (Cth), the Employee:

i.	voluntarily and unconditionally consents to all or any acts or omissions by the Employer, or persons authorised by the Employer, concerning any and all Works made or to be made by the Employee (whether before or after this consent is given) in the course of the Employee’s employment which would otherwise infringe the Employee’s Moral Rights;

ii.	waive any and all existing and future Moral Rights in the Works; and

iii.	acknowledges that the Employee has given this consent:

iv.	voluntarily; and without reliance on any statement or representation made by the Employer, or anyone acting on the Employer’s behalf.

21.	Moral rights

21.1	Moral rights

The Company acknowledges and agrees that the Employee may have the following rights in relation to Works of which the Employee is the author:

(a)	Attribution of authorship;

(b)	Not to have authorship falsely attributed; and

(c)	Integrity of authorship.

21.2	Consent

In relation to all Works of which the Employee is author, the Employee consents to the Company or corporate member of the Group, whichever is applicable, doing or failing to do anything which might otherwise infringe the rights referred to in clause 21.1.

21.3	Consent is genuine

The Employee confirms that the consent given in clause 21.2:

(a)	Will continue after the Employee’s employment with the Company or the Group ceases; and

(b)	Is given genuinely.

22.	Media contact

The Employee must not speak to or contact any branch of the media with regard to any matter affecting the Company or the Group without the prior approval of the CEO or in accordance with the Company’s prevailing media policy.

23.	Warranties

23.1	The Employee represents and warrants that:

(a)	In accepting employment with the Company and performing duties under this agreement, the Employee will not be in violation of any obligations that he owes to any former employer;

(b)	no conflict of interest exists or is likely to arise in the performance of the Employee’s duties under this agreement having regard to the nature of the Company’s business and any other interests the Employee may have or activities in which he may be involved in a business context. If during the Employee’s employment a conflict or risk of conflict of interest arises, he must notify the Company in writing of that conflict of interest; and

(c)	the Employee has read and understands this agreement, has not acted in reliance upon any representations or promises made by the Company other than those contained in this letter of appointment and has entered into this letter of appointment freely, based on their own judgment, whether or not you have consulted a lawyer.+

23.2	Employee agrees that:

(d)	any breach of the warranties in clause 23.1 will constitute grounds for immediate termination of the Employee’s employment or revocation of this agreement, as may be the case; and

(e)	the Employer retains the right to terminate the Employee’s employment immediately if it determines that it is unable to continue the Employee’s employment with the Employer due to a limitation, restriction or restraint in any contract of employment with a previous employer, or other agreement, whether written or oral, formal or informal, that prevents the Employee from continuing employment with the Employer under the terms of employment specified in this agreement.

23.3	The Employee agrees during the Employee’s employment with the Employer to:

(a)	not, whether directly or indirectly, in any capacity whatsoever, carry on, advise, provide services to or be engaged, concerned or interested in or associated with any business or activity which is competitive with any business carried on by the Employer or a Related Body Corporate of the Employer, without the previous consent in writing of the Employer or as documented in this Agreement;

(b)	promptly notify the Employer upon becoming aware of any conflict of interest or any potential conflict of interest;

(c)	allow the Employer to at their sole discretion in recording, monitoring, viewing, and analysing the Employee’s activity, including but not limited to phone conversations, text messages, email correspondence and data entry;

(d)	not accept any payment or any other benefit in money or in kind from any person as an inducement or reward for any act without the prior written approval of the Employer, excluding for any roles already approved in this Agreement;

(e)	perform the Employee’s Duties as directed by the Employer in a diligent, professional and ethical manner and refrain from doing anything that may adversely affect or reflect upon the Employer;

(f)	report to the Employer as soon as possible any complaints made by any of the Employer’s clients or customers of which the Employee become aware;

(g)	notify the Employer promptly of any accident, illness or injury (and anticipated recovery period) preventing the Employee, temporarily or permanently, from performing the Employee’s Duties under this agreement;

(h)	attend such training seminars, programs or conferences relevant to the Employee’s vocational development as the Employer may direct at the Employer’s expense;

(i)	not incur expenses on the Employer’s behalf or pledge credit against the Employer without the Employer’s prior written approval;

(j)	not enter into or sign any agreement or contract on the Employer’s behalf or make any promise or representation on the Employer’s behalf without the Employer’s prior written approval;

(k)	after termination of the Employee’s employment, not make use of any personal promotional material (including photographs and other imagery) used by the Employer to promote the Employer’s business;

(l)	not take or publish, in any place, any audio, video or electronic recordings in the workplace or of the Employer, its agents, officers, other employees or clients without first obtaining the prior written consent of the Employer and all other persons who may be recorded; and

(m)	not publish any materials or information on Social Media that is:

i.	disparaging, obscene, defamatory, threatening, harassing, discriminatory or hateful to another Employee of the Employer or its officers, directors, agents or representatives, its clients, partners, suppliers, or contractors; and/or

ii.	likely to bring the Employer or its officers, directors, employees, agents or representatives, its clients, partners, suppliers, or contractors into disrepute.

24.	Confidentiality

24.1	Obligation of confidence

(a)	For the purposes of this clause any reference to the Employer includes the customers and Clients of the Employer and any Related Body Corporate of the Employer, whether past or present.

(b)	The Employee agrees that Confidential Information exists and may come into existence during the course of the Employee’s appointment and the Employee acknowledges and agrees that:

(i)	all Confidential Information is the property of the Employer and is secret and confidential;

(ii)	the Employee has an obligation of confidence in respect of Confidential Information and any unauthorised use or disclosure of Confidential Information will be to the detriment of the Employer; and

(iii)	the Employee has no licence or other right in respect of Confidential Information other than the right to use Confidential Information in the course of the Employee’s employment with the Employer and performance of the Employee’s duties.

(c)	The Employee agrees that at all times both during the Employee’s employment with the Employer or after the termination of the Employee’s employment with the Employer, the Employee will:

(i)	treat Confidential Information as secret and confidential and as the property of the Employer;

(ii)	not, without the prior written consent of the Employer, use Confidential Information for any purpose other than in the course of employment with the Employer and the performance of the Employee’s duties;

(iii)	not, without the prior written consent of the Employer copy, reproduce, make records of or take extracts from any Confidential Information except as is reasonably necessary for the performance of the Employee’s duties;

(iv)	immediately notify the Employer of any suspected or actual unauthorised use, copying or disclosure of Confidential Information;

(v)	provide assistance reasonably requested by the Employer in relation to any proceedings the Employer may take against any person for unauthorised use, copying or disclosure of Confidential Information; and

(vi)	within 24 hours of the Employee’s termination of employment for any reason, delete all copies of Confidential Information on all devices belonging to any entity other than the Employer (including tablets, smartphones and desktops) and if required by the Employer, provide written confirmation of having done so.

(d)	The Employee agrees that at all times both during their employment with the Employer or after the termination of their employment with the Employer, the Employee will not for any reason:

(i)	use any Confidential Information to their own advantage or to the advantage of any other person, firm or company without the prior written consent of the Employer;

(ii)	disclose any Confidential Information to any other person, firm or company without the prior written consent of the Employer; and

(iii)	use or attempt to use any Confidential Information for any speculative purposes.

(iv)	The Employee must not divulge to any person or entity external to the Employer, whether during or after the Employee’s employment with the Employer:

(v)	any information or trade secrets concerning the business or financial arrangements of the Employer;

(vi)	the position of the Employer on any confidential matter;

(vii)	any of the dealings, transactions or affairs of the Employer;

(viii)	any other information which, if published, may be detrimental to the interests of the Employer; or

(ix)	any trade secret or information relating to any other person, body or organisation which has been provided to or which is held by the Employer on a confidential basis, except in the proper course of carrying out the Employee’s duties, as permitted in writing by the Employer, or as required by law.

24.2	Security and control

The Employee must:

(a)	Take all reasonable proper and effective precautions to maintain the confidential nature of the Confidential Information; and

(b)	Immediately notify the Company of any potential, suspected or actual unauthorised access, disclosure, copying or use or breach of clause 24.1.

24.3	Return of Documentation

All Documentation remains the sole and exclusive property of the Company. If the Employee’s employment is terminated for any reason or the Company at any time requests it, the Employee must return to the Company or destroy all Documentation that is in the possession, power or control of the Employee, as directed by the Company.

(a)	This clause 24 will continue after the expiry or termination of this agreement.

24.4	No release

Return or destruction of the Documentation and other material referred to in clause 24.3 does not release the Employee from the obligations under this clause 24.

25.	Exclusive Employment and Restraint

Unless the Employee has the prior written consent of the Company, the Employee must work exclusively for the Company until their employment ends.

The Employer accepts the following roles which are ones which the Employee can continue with throughout employment, which they are not restricted to work on:

(a)	Continued participation on the [*****] Board of Directors;

(b)	Continued engagement with [*****];

(c)	Continued engagement with [*****];

25.1	Business interest and purpose of this clause

It is expected that during the Employee’s employment, the Employee will:

(a)	acquire a detailed knowledge of the Company’s business and methods of operation;

(b)	become known to and develop a relationship with its Clients, Suppliers and Personnel; and

(c)	be privy to the Company’s Intellectual Property and Confidential Information.

Each of the matters referred to in subclauses 25.1(a), (b) and (c) is an important and valuable part of the Company’s business interests, which it is important that the Company is able to protect. The purpose of this clause 25 is to protect those business interests.

25.2	Restrictions

The Employee accordingly agrees that the Employee must not, during the Restraint Period:

(a)	in the Restraint Area, be engaged in a Similar Role for:

(i)	a Restricted Business;

(ii)	a Client;

(iii)	a Supplier;

(b)	interfere with or disrupt (or attempt to) the relationship contractual or otherwise between the Company and any:

(i)	Client;

(ii)	Supplier;

(c)	approach, solicit or entice away (or attempt to) any Client;

(d)	approach, solicit or entice away (or attempt to) any Supplier;

(e)	approach, solicit, encourage or induce any Personnel to cease or otherwise terminate their engagement with the Company;

(f)	counsel, procure or otherwise assist any person to do any of the actions set out in any of subclauses 25.2(a), (b), (c), (d) or (e).

25.3	Separate and Severable Restrictions

(a)	The parties acknowledge and agree that the post-employment restrictions set out in:

(i)	each of subparagraphs 25.2(a)(i), (ii) and (iii);

(ii)	each of subparagraphs 25.2(b)(i) and (ii); and

(iii)	each of subclauses 25.2(c), (d), (e) and (f)

inclusive, including their combination (where applicable) with the defined expressions set out in clause 3 will take effect as if each of the restrictions are separate, severable and distinct restrictions regarding the time, area and nature of the conduct they proscribe.

(b)	If any restriction so conceived according to clause 25.3(a) is held to be void, voidable or unenforceable in whole or part, the parties agree that the relevant subclause, subparagraph or part will be severed from the agreement and that the remainder of this clause 25 will continue to apply to the fullest possible extent.

25.4	Acknowledgement

The parties further acknowledge and agree, having regard to the purposes of this clause, that:

(a)	each of the restrictions set out in clause 25.2 (conceived according to clause 25.3) are reasonable and necessary to protect the Company’s interests referred to in 25.1, and confer a benefit on the Company that is no more than reasonable and necessary to protect that interest;

(b)	the salary and other benefits payable to the Employee under this agreement are generous, and provide sufficient and reasonable consideration to the Employee for the obligations imposed upon the Employee by this clause 25;

(c)	any breach by you of this clause 25 has the capacity to provide substantial loss and harm the Company for which an award of damages or compensation may not be adequate; and

(d)	the Company will be entitled to apply to a Court of law to seek an urgent injunctive relief, or any other relief, in the event of an actual or threatened breach by the Employee of this clause 25.

26.	Termination

26.1	Company’s right to terminate summarily

The Company may terminate the employment of the Employee immediately and without notice, if the Employee:

(a)	Becomes bankrupt or assigns their estate for the benefit of creditors or others;

(b)	Is precluded from taking part in the management of a corporation by the provisions of the Corporations Act;

(c)	Is charged or convicted of any offence involving fraud or dishonesty or any serious offence (except for a traffic offence) which is punishable by imprisonment (whether or not the Employee is imprisoned);

(d)	Behaves inappropriately such that objectively the behaviour brings the name of the Company and/or the Employee into disrepute;

(e)	Commits a serious or persistent breach or non-observance of this contract of employment;

(f)	Fails to comply with a condition of their visa; or

(g)	Does any act which justifies summary dismissal at common law.

26.2	Company’s right to terminate on notice

The Company may terminate the employment of the Employee at any time and for any reason, in which case the Company will provide to the Employee written notice of termination of:

(a)	2 weeks if the Employee’s employment is terminated within 12 months of the Commencement Date; and

(b)	four weeks if the Employee’s employment is terminated after 12 months of the Commencement Date.

(c)	If the Employee is over 45 with more than two years continuous service, the Employee will receive an additional week’s notice.

The Employee agrees that, on termination of employment for any reason, the Company is entitled to deduct or set off any overpayment to the Employee, from or against any monies owing by the Employee to the Company (including, but not necessarily limited to, leave entitlements).

26.3	Employee’s right to terminate on notice

The Employee may terminate the employment by giving 4 weeks written notice to the Company.

26.4	Payment in lieu of notice and alternative duties

Where either party terminates the Employee’s employment under this agreement, the

Company may, in consultation with the Employee, do any or any combination of the following:

(a)	Elect to make a payment in lieu of notice or part of any notice of an amount equal to the Employee’s TRC for the period of notice; or

(b)	Require the Employee to undertake any alternative duties and responsibilities as the Company requires, including undertaking no duties, during all or part of the notice period.

26.5	Entitlements on termination

(a)	On termination of this agreement in accordance with clause 26.2 or 26.3, the Employee shall be entitled to receive from the Company:

(i)	Pay in lieu of any accrued annual leave and/or long service leave to which the Employee is entitled up to and including date of termination;

(ii)	Any payment in lieu of notice under clause 26.2;

(iii)	Any applicable benefits due to the Employee pursuant to the provisions of any incentive plan if the Company determines the Employee is so entitled; and

(iv)	Any outstanding Salary payments.

(b)	Any entitlement to redundancy pay will be in accordance with the Company’s minimum obligations under the Fair Work Act 2009 (Cth).

(c)	If the amount payable to the Employee in connection with termination of their employment would result in the Company breaching section 200B of the Corporations Act, then despite any other provision in this agreement, the amount payable to the Employee will be the maximum amount which may lawfully be paid without obtaining shareholder approval in accordance with the Corporations Act.

26.6	Effect of termination on Employee

If the Employee’s employment is terminated, then in addition to any other rights or remedies provided by law, the Employee must:

(a)	Return to the Company all of the property of the Company in the Employee’s possession or control, including all access cards, credit cards, and keys;

(b)	Continue to comply with clauses 20 through to 25 (inclusively) of this agreement;

(c)	Cease using all Documentation that is in the Employee’s possession, power or control, and at the Company’s option:

(i)	Return;

(ii)	Destroy and certify in writing to the Company the destruction of; or

(iii)	Destroy and permit a representative of the Company to witness the destruction of, all Documentation; and

26.7	No compensation

(a) Upon termination of this agreement in accordance with its express terms, the Employee shall not be entitled to claim any compensation or damages from the Company in respect of that termination.

26.8	General effect of termination

Each party retains any rights, entitlements or remedies it has accrued before termination.

26.9	Misrepresentation

The Employee shall not:

(a)	At any time, intentionally make any untrue statement in relation to the Company or any of its related bodies corporate, or

(b)	After cessation of their employment, wrongfully represent themselves as being employed or connected with the Company or any of its related bodies corporate.

27.	Assignment

27.1	Assignment by the Company

The Company may, in its absolute discretion, assign or otherwise deal with any of its rights or obligations under this agreement in any way it considers appropriate, including assigning this agreement to any corporate entity that may succeed the Company or to a Related Body Corporate of the Company.

27.2	Assignment by Employee

Except as required under clauses 20 and 21, the rights and obligations of the Employee under this agreement are personal and the Employee must not assign or otherwise deal with them.

28.	I.T. Access, Mobile Phone and Email Use

The Employer will provide the Employee with a Mobile Phone, laptop and an internet connection.

For the duration of the Employee’s appointment under this agreement, all communications from the Employer will be exclusively directed to the Employee’s work email address only.

29.	Amendment

This agreement may only be amended or varied in writing signed by each party.

30.	Waiver

30.1	No waiver

No failure to exercise or delay in exercising any right given by or under this agreement to a party constitutes a waiver and the party may still exercise that right in the future.

30.2	Waiver must be in writing

Waiver of any provision of this agreement or a right created under it must be in writing signed by the party giving the waiver and is only effective to the extent set out in that written waiver.

31.	Approval or consent

Unless this agreement expressly states otherwise, the Company may, in its absolute discretion, give or withhold any approval or consent that it may be requested to give under this agreement in any way it considers appropriate, including by imposing conditions.

32.	Counterparts

This agreement may be signed in any number of counterparts. All signed counterparts taken together constitute one agreement.

33.	Additional obligations

The covenants in this agreement are in addition to and will in no way derogate from the obligations of the Employee in respect of secret and confidential information at law or in equity or under any statute or trade or professional custom or usage.

34.	Operation and Severability

If any provision of this agreement is void, voidable by a party, unenforceable, invalid or illegal and would not be so if a word(s) were omitted, then that word(s) are to be severed. If this cannot be done, the entire provision is to be severed from this agreement without affecting the validity or enforceability of the remaining provisions of this agreement.

35.	Further Steps

Each party agrees to promptly do all things reasonably necessary or desirable to give full effect to this agreement and the transactions contemplated by it such as obtaining consents or signing documents.

36.	Entire agreement

This agreement constitutes the entire agreement between the parties about its subject matter and supersedes all previous communications, representations, understandings or agreements between the parties on the subject matter.

37.	Governing law and jurisdiction

37.1	Governing law

This agreement is governed by the laws of Victoria.

37.2	Jurisdiction of courts

The parties submit to the non-exclusive jurisdiction of the courts of Victoria and the Federal Court of Australia and any courts that may hear appeals from those courts about any proceedings in connection with this agreement.

Signing Page

EXECUTED by Gelteq Ltd (ACN 619 501 254) in accordance with the Corporations Act by being signed by the following officers:

/s/ Nathan Givoni	/s/ Simon Szewach

Signature of Director	Signature of Director/Company Secretary

Nathan Givoni	Simon Szewach

Name of Director (please print)	Name of Director/Company Secretary (please print)

SIGNED by Dr Paul Wynne:

/s/ Paul Wynne

Paul Wynne

Signature of Employee

Schedule

Item 1 – Position

The Employee is employed to perform the role of Chief Scientific Officer.

Item 2 – Commencement Date

The Employee will commence in the Position on 4 October 2024 or such earlier date that is agreed between the parties.

Item 3 – Duties

The Employee is required to be responsible for all duties associated with the Position including:

●	Provide clear scientific development plans and oversight

●	Oversee R&D and scientific development team

●	Work and assist supporting existing customers/clients

●	Assist scientific team to overcome any development challenges.

●	Assist in identifying new customers for sales – scientific research or pharmaceutical development related.

●	Identify new ideas for development and Intellectual Property

●	Guide Intellectual Property and product development cycle

●	Assist with overseeing clinical trial plans

●	Assist with overseeing regulatory strategy and team

Item 4 – Total Remuneration Cost

Total Remuneration Cost	AUD $234,150 per annum
Broken down as follows:
Base Salary Component (Salary)	$210,000 per annum
Minimum superannuation contributions as prescribed under legislation (currently 11.5%) up to the maximum contribution base	$24,150 per annum

Item 5 – Location

The Employee’s principal place of work is at Gelteq’s lab within Monash Innovation Labs at 23 College Walk, Clayton VIC 3800. The Employee is not required to be in the office daily, with a hybrid work environment allowed and a schedule to be worked out once employment commences that suit both Parties.